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                                                                    Exhibit 11.1

                               Gartner Group, Inc.
                     Computation of Income per Common Share
                    (In thousands, except per share amounts)

                                                     For the three months ended,
                                                            December 31,
                                                        -------------------
                                                          1996       1995
                                                        --------    -------
Net income                                              $ 19,042    $11,493
                                                        ========    =======
Shares:
Weighted average number of common shares outstanding      93,428     88,991
Weighted average number of common shares under
warrant outstanding                                          316        103
Weighted average number of option shares outstanding       8,207      8,398
                                                        --------    -------
Weighted average number of common shares outstanding
as adjusted                                              101,951     97,492
                                                        ========    =======
Net income per common share (1)                         $   0.19    $  0.12
                                                        ========    =======

(1) Fully diluted income per common share has not been presented because the effects are not material.


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